EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-124105, No. 333-128031, No. 333-125423, No. 333-118746, No. 333-114283, No. 333-126821 and Form S-8 No. 33-108335) of Ashford Hospitality Trust, Inc., of our reports dated March 10, 2006, with respect to the consolidated and combined financial statements and schedules of Ashford Hospitality Trust, Inc. and the Predecessor, Ashford Hospitality Trust, Inc. managements’ assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Dallas, Texas
March 10, 2006